Exhibit 99.1

BioDelivery Sciences Receives $1.3 Million US Army Grant

For Investigation of Bioral Amphotericin B in Topical Leishmaniasis

RALEIGH, N.C., October 6, 2009 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) has received a $1.3 million grant from the Walter Reed Army Institute of Research for Bioral Amphotericin B, an oral formulation of the fungicidal treatment amphotericin B in BDSI’s patented Bioral drug delivery technology, to further study the formulation in the treatment of Cutaneous Leishmaniasis.

Systemic fungal infections continue to be a major domestic and international healthcare problem. Amphotericin B, which is currently only delivered intravenously, is an established, commonly used drug to treat these infections. BDSI is developing a Bioral formulation of amphotericin B for the potential oral treatment of fungal infections such as Esophageal Candidiasis and parasitic diseases such as Leishmaniasis. Earlier this year, BDSI announced the results of a Phase 1 clinical study of the Bioral formulation of amphotericin B identifying doses that were well tolerated.

“We are delighted to be given this opportunity to continue research on a treatment of such potential importance, especially in a competitive grant environment,” said Dr. David Blum, Vice President of Medical Affairs and Clinical Research for BioDelivery Sciences. “Cutaneous Leishmaniasis is found in many areas of the world and has become a key healthcare issue for U.S. military personnel serving in Iraq and Afghanistan. If the clinical study program yields positive results, it could potentially result in a significant improvement in the treatment options for this disease.”

About Bioral Technology

Bioral is a novel, patented drug delivery system based upon cochleate technology. Bioral encapsulates and protects a drug without chemically bonding to it and may facilitate oral dosing of drugs that typically need to be given by intravenous administration. Alternating layers of lipids spiral around a drug molecule, encapsulating it, and potentially protecting it from degradation by acid or digestive enzymes in the stomach. The Bioral technology is being evaluated as a new means of overcoming the poor oral absorption of drugs. Several non-clinical studies have demonstrated the potential value of agents delivered using the Bioral technology.

The Bioral drug delivery technology was developed in collaboration with the University of Albany and the University of New Jersey Medical and Dental School, each of which has granted BDSI exclusive worldwide licenses under applicable patents. Collaboration with the National Institutes of Health has supported, in part, the Bioral non-clinical program, and a collaboration with the Walter Reed Army Institute of Research is currently exploring the use of Bioral technology in difficult to treat parasitic infections.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS (fentanyl buccal soluble film) which was approved by FDA on July 16, 2009, for the management of breakthrough pain in patients with cancer, eighteen years of age and older, who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain, and BEMA Buprenorphine, an analgesic in Phase 2 clinical development with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA technology and its patented Bioral cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company’s headquarters is located in Raleigh, North Carolina. For more information please visit www.biodeliverysciences.com.

BDSI®, BEMA® and Bioral® are registered trademarks, and ONSOLISTM is a trademark of BioDelivery Sciences International, Inc.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “potential,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, those relating to the timing and outcomes of non-clinical and clinical testing of the Company’s formulations and products, as well as regulatory review relating to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contact

Donald Ellis

ICR

925-253-1240

donald.ellis@icrinc.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsinternational.com